TRITON INTERNATIONAL REPORTS SECOND QUARTER 2021 RESULTS
AND DECLARES QUARTERLY DIVIDEND

Hamilton, Bermuda – July 27, 2021 – Triton International Limited (NYSE: TRTN) ("Triton")

Highlights:
•Net income attributable to common shareholders for the three months ended June 30, 2021 was $54.7 million or $0.81 per diluted share, which includes $89.9 million of make-whole and other debt termination costs primarily related to the prepayment of $821.0 million of senior secured institutional notes.
•Adjusted net income was $144.2 million or $2.14 per diluted share, an increase of 148.8% from the second quarter of 2020 and 12.0% from the first quarter of 2021.
•Trade volumes and container demand continued to be exceptionally strong in the second quarter. We placed over 400,000 TEU of new containers on-hire during the quarter and utilization increased to 99.5% as of June 30, 2021.
•As of July 23, 2021, Triton has purchased over $3.4 billion of new containers for delivery in 2021, most of which have already been committed to high value, long duration leases.
•Triton issued $1.7 billion of senior secured investment grade bonds during the quarter at an average effective interest rate of 2.2%.
•Triton's Board of Directors announced a quarterly dividend of $0.57 per common share payable on September 23, 2021 to shareholders of record as of September 9, 2021.

Financial Results
The following table summarizes Triton’s selected key financial information for the three and six months ended June 30, 2021 and 2020 and the three months ended March 31, 2021.

	(in millions, except per share data)
	Three Months Ended,			Six Months Ended,
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Total leasing revenues	$369.8	$346.7	$321.4	$716.5	$642.9

GAAP
Net income attributable to common shareholders	$54.7	$129.3	$60.1	$184.0	$127.3
Net income per share - Diluted	$0.81	$1.92	$0.86	$2.74	$1.80

Non-GAAP (1)
Adjusted net income	$144.2	$128.7	$60.0	$272.9	$127.1
Adjusted net income per share - Diluted	$2.14	$1.91	$0.86	$4.06	$1.80

Return on equity (2)	26.6%	25.0%	12.2%	26.0%	12.6%
(1)Refer to the "Use of Non-GAAP Financial Items" and "Non-GAAP Reconciliations of Adjusted Net Income" set forth below.
(2)Refer to the “Calculation of Return on Equity” set forth below.

Operating Performance
"Triton achieved record performance again in the second quarter of 2021," commented Brian M. Sondey, Chief Executive Officer of Triton. "We generated $2.14 of Adjusted earnings per share in the second quarter, an increase of 12.0% from the first quarter. We also achieved an annualized Return on equity of 26.6%."

"Triton's outstanding results in the second quarter reflect our success in capturing the many opportunities presented by the current very strong market conditions. Trade volumes remain strong and we continue to see incremental demand for containers due to operational disruptions that are slowing our customers' container turn-times. Our utilization increased to 99.5% as of June 30, 2021 and currently stands at 99.6%. New container prices and market lease rates increased further in the second quarter. Container factories are currently quoting over $3,800 for a new 20' dry container, and market lease rates for new containers are significantly higher than the average rates in our lease portfolio. Our average selling prices for used dry containers continued to increase as well, allowing us to generate significantly higher than expected disposal gains in the second quarter despite low disposal volumes."

"Triton is investing heavily in new containers to support our customers. Shipping lines continue to rely on the leasing market to fulfill a large portion of their container requirements, and Triton has secured a meaningful share of leasing transactions due to our industry-leading supply capability and our strong reputation for reliability. Triton has purchased over $3.4 billion of containers for delivery in 2021. Over $1.8 billion of these containers were delivered through the end of the second quarter. Most of the containers not yet delivered are pre-committed to attractive long-term leases. We estimate that our existing orders would translate to over 25% asset growth for Triton in 2021."

"Triton is highly focused on locking-in durable improvements to our business. The average lease duration for containers ordered in 2021 is 13 years. The overall average remaining duration of our long-term lease portfolio has extended to 55 months, and we expect it to extend further as the substantial amount of new containers we have ordered and pre-committed to lease are produced and go on-hire. The very large block of new containers on attractively priced long-term leases and extended lease durations for our container fleet will provide strong foundations to our profitability and cash flow for years to come."

"We also continue to significantly improve the profile of our capital structure. In March 2021, our corporate credit rating was upgraded to BBB- by S&P Global Ratings, reflecting our strong market and financial position. In the second quarter, we issued $1.7 billion of investment grade senior secured notes and prepaid $821.0 million of senior secured institutional notes with substantially higher interest rates. We incurred $89.9 million of make-whole fees and other debt termination costs primarily related to these prepayments, but we will recapture the vast majority of these fees through lower interest expense over the next several years. These prepayments will also facilitate a faster transition of our capital structure toward investment grade unsecured bonds, which should provide further cost and flexibility benefits and extend the advantages we have in our market."

Outlook
Mr. Sondey continued, "Market conditions remain very favorable as we head into the second half of the year. Trade volumes remain strong, operational disruptions continue to drive incremental demand for containers, and we typically experience peak dry container demand in the third quarter as retailers stock up for the back-to-school and holiday seasons. While we anticipate some shift in consumption patterns back to services and experiences as COVID-19 vaccinations are rolled out globally, economists are generally projecting a strong bounce to global GDP which typically supports growth in trade. We also have significant operational momentum with approximately 400,000 TEU of new containers pre-booked for pick-up in the third and fourth quarters."

"We expect our Adjusted EPS will increase from the second to the third quarter of 2021. We expect our leasing margin will increase significantly in the third quarter due to strong ongoing pick up activity and as we benefit from a full quarter of revenue from the large number of containers picked-up during the second quarter. We will also benefit from a lower average effective interest rate resulting from the prepayment of institutional notes. We expect our disposal volumes will decrease further due to very low container drop-off volumes, and we continue to anticipate this will lead to a decrease in our disposal gains from the current extraordinary levels, although it is also possible that further increases in used container selling prices could continue to offset the impact of decreasing volumes. Overall, we expect our profitability and cash flows will remain at very high levels for the foreseeable future due to the durable benefits from our strong leasing activity this year and we expect our net book value per share will increase rapidly due to our strong Return on equity."

Dividends
Triton’s Board of Directors has approved and declared a $0.57 per share quarterly cash dividend on its issued and outstanding common shares, payable on September 23, 2021 to shareholders of record at the close of business on September 9, 2021.

The Company's Board of Directors also approved and declared a cash dividend payable on September 14, 2021 to holders of record at the close of business on September 7, 2021 on its issued and outstanding preferred shares as follows:

Preferred Share Series	Dividend Rate	Dividend Per Share
Series A Preferred Shares (NYSE:TRTNPRA)	8.500%	$0.5312500
Series B Preferred Shares (NYSE:TRTNPRB)	8.000%	$0.5000000
Series C Preferred Shares (NYSE:TRTNPRC)	7.375%	$0.4609375
Series D Preferred Shares (NYSE:TRTNPRD)	6.875%	$0.4296875

Investors’ Webcast
Triton will hold a Webcast at 8:30 a.m. (New York time) on Tuesday, July 27, 2021 to discuss its second quarter results. To listen by phone, please dial 1-877-418-5277 (domestic) or 1-412-717-9592 (international) approximately 15 minutes prior to the start time and reference the Triton International Limited conference call. To access the live Webcast please visit Triton's website at http://www.trtn.com. An archive of the Webcast will be available one hour after the live call.

About Triton International Limited
Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of 6.9 million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Business Development & Investor Relations
(914) 697-2900

Utilization, Fleet, and Leasing Revenue Information

The following table summarizes the equipment fleet utilization for the periods indicated:

	Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Average Utilization (1)	99.4%	99.1%	98.1%	96.1%	95.0%
Ending Utilization (1)	99.5%	99.3%	98.9%	97.4%	94.8%
(1)Utilization is computed by dividing total units on lease (in CEU) by the total units in our fleet (in CEU), excluding new units not yet leased and off-hire units designated for sale.

The following table summarizes the equipment fleet as of June 30, 2021, December 31, 2020 and June 30, 2020 (in units, TEUs and CEUs):

	Equipment Fleet in Units			Equipment Fleet in TEU
	June 30, 2021	December 31, 2020	June 30, 2020	June 30, 2021	December 31, 2020	June 30, 2020
Dry	3,604,794	3,295,908	3,215,482	6,084,381	5,466,421	5,287,639
Refrigerated	236,978	227,519	227,018	459,389	439,956	438,380
Special	93,238	93,885	93,996	170,259	170,792	170,977
Tank	11,513	11,312	12,439	11,513	11,312	12,439
Chassis	24,275	24,781	24,133	44,391	45,188	44,524
Equipment leasing fleet	3,970,798	3,653,405	3,573,068	6,769,933	6,133,669	5,953,959
Equipment trading fleet	53,802	64,243	79,778	84,455	98,991	123,377
Total	4,024,600	3,717,648	3,652,846	6,854,388	6,232,660	6,077,336

	Equipment in CEU(1)
	June 30, 2021	December 31, 2020	June 30, 2020
Operating leases	7,171,845	6,649,350	6,478,561
Finance leases	369,130	295,784	317,159
Equipment trading fleet	82,980	98,420	120,654
Total	7,623,955	7,043,554	6,916,374
(1)In the equipment fleet tables above, we have included total fleet count information based on CEU. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a 20-foot dry container. For example, the CEU ratio for a 40-foot high cube dry container is 1.70, and a 40-foot high cube refrigerated container is 7.50. These factors may differ slightly from CEU ratios used by others in the industry.

The following table summarizes our leasing revenue for the periods indicated (in thousands):

	Three Months Ended,
	June 30, 2021	March 31, 2021	June 30, 2020
Operating leases
Per diem revenues	$353,277	$331,252	$294,748
Fee and ancillary revenues	7,582	8,542	18,675
Total operating lease revenues	360,859	339,794	313,423
Finance leases	8,925	6,949	7,974
Total leasing revenues	$369,784	$346,743	$321,397

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "seek," "believe," "project," "predict," "anticipate," "potential," "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following: the impact of COVID-19 on our business and financial results; decreases in the demand for leased containers; decreases in market leasing rates for containers; difficulties in re-leasing containers after their initial fixed-term leases; our customers' decisions to buy rather than lease containers; our dependence on a limited number of customers and suppliers; customer defaults; decreases in the selling prices of used containers; extensive competition in the container leasing industry; difficulties stemming from the international nature of our business; decreases in demand for international trade; disruption to our operations resulting from the political and economic policies of the United States and other countries, particularly China, including but not limited to, the impact of trade wars, duties and tariffs; disruption to our operations from failures of, or attacks on, our information technology systems; disruption to our operations as a result of natural disasters; compliance with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption; our ability to obtain sufficient capital to support our growth; restrictions imposed by the terms of our debt agreements; the achievement of our capital structure plans and related timing; changes in tax laws in, Bermuda, the United States and other countries and other risks and uncertainties, including those risk factors set forth in the section entitled "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission ("SEC"), on February 16, 2021, in any Form 10-Q filed or to be filed by Triton, and in other documents we file with the SEC from time to time.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere. Any forward-looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Triton or its business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

-Financial Tables Follow-

TRITON INTERNATIONAL LIMITED
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS:
Leasing equipment, net of accumulated depreciation of $3,637,089 and $3,370,652	$9,971,257	$8,630,696
Net investment in finance leases	499,272	282,131
Equipment held for sale	35,814	67,311
Revenue earning assets	10,506,343	8,980,138
Cash and cash equivalents	77,392	61,512
Restricted cash	127,484	90,484
Accounts receivable, net of allowances of $1,230 and $2,192	280,288	226,090
Goodwill	236,665	236,665
Lease intangibles, net of accumulated amortization of $273,753 and $264,791	24,704	33,666
Other assets	82,389	83,969
Fair value of derivative instruments	93	9
Total assets	$11,335,358	$9,712,533
LIABILITIES AND SHAREHOLDERS' EQUITY:
Equipment purchases payable	$411,454	$191,777
Fair value of derivative instruments	77,141	128,872
Accounts payable and other accrued expenses	124,444	95,235
Net deferred income tax liability	355,636	327,431
Debt, net of unamortized costs of $63,184 and $42,747	7,639,606	6,403,270
Total liabilities	8,608,281	7,146,585

Shareholders' equity:
Preferred shares, $0.01 par value, at liquidation preference	555,000	555,000
Common shares, $0.01 par value, 270,000,000 shares authorized, 81,294,902 and 81,151,723 shares issued, respectively	813	812
Undesignated shares, $0.01 par value, 7,800,000 and 7,800,000 shares authorized, respectively, no shares issued and outstanding	—	—
Treasury shares, at cost, 13,901,326 and 13,901,326 shares, respectively	(436,822)	(436,822)
Additional paid-in capital	906,186	905,323
Accumulated earnings	1,781,692	1,674,670
Accumulated other comprehensive income (loss)	(79,792)	(133,035)
Total shareholders' equity	2,727,077	2,565,948
Total liabilities and shareholders' equity	$11,335,358	$9,712,533

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Leasing revenues:
Operating leases	$360,859	$313,423	$700,653	$626,227
Finance leases	8,925	7,974	15,874	16,638
Total leasing revenues	369,784	321,397	716,527	642,865

Equipment trading revenues	33,183	16,903	59,128	32,283
Equipment trading expenses	(22,457)	(14,883)	(40,261)	(28,330)
Trading margin	10,726	2,020	18,867	3,953

Net gain on sale of leasing equipment	31,391	4,537	53,358	8,614

Operating expenses:
Depreciation and amortization	154,056	133,292	297,363	265,987
Direct operating expenses	6,337	29,619	15,707	52,867
Administrative expenses	22,979	20,472	43,900	39,697
Provision (reversal) for doubtful accounts	(26)	374	(2,490)	4,653
Total operating expenses	183,346	183,757	354,480	363,204
Operating income (loss)	228,555	144,197	434,272	292,228
Other expenses:
Interest and debt expense	60,004	66,874	114,627	135,876
Debt termination expense	89,863	—	89,863	31
Other (income) expense, net	(261)	36	(742)	(3,548)
Total other expenses	149,606	66,910	203,748	132,359
Income (loss) before income taxes	78,949	77,287	230,524	159,869
Income tax expense (benefit)	13,732	6,699	25,469	12,245
Net income (loss)	$65,217	$70,588	$205,055	$147,624
Less: dividend on preferred shares	10,513	10,513	21,026	20,338
Net income (loss) attributable to common shareholders	$54,704	$60,075	$184,029	$127,286
Net income per common share—Basic	$0.82	$0.87	$2.75	$1.81
Net income per common share—Diluted	$0.81	$0.86	$2.74	$1.80
Cash dividends paid per common share	$0.57	$0.52	$1.14	$1.04
Weighted average number of common shares outstanding—Basic	66,951	69,275	66,943	70,436
Dilutive restricted shares	331	261	295	262
Weighted average number of common shares outstanding—Diluted	67,282	69,536	67,238	70,698

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income (loss)	$205,055	$147,624
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	297,363	265,987
Amortization of deferred debt cost and other debt related amortization	4,255	7,187
Lease related amortization	9,549	15,788
Share-based compensation expense	5,010	5,861
Net (gain) loss on sale of leasing equipment	(53,358)	(8,614)
Unrealized (gain) loss on derivative instruments	—	286
Debt termination expense	89,863	31
Deferred income taxes	25,228	12,037
Changes in operating assets and liabilities:
Accounts receivable	(12,707)	(20,778)
Accounts payable and other accrued expenses	(7,753)	(25,752)
Net equipment sold (purchased) for resale activity	8,787	(4,035)
Cash received (paid) for settlement of interest rate swaps	5,481	—
Cash collections on finance lease receivables, net of income earned	27,124	46,650
Other assets	9,422	(25,703)
Net cash provided by (used in) operating activities	613,319	416,569
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(1,717,843)	(219,788)
Proceeds from sale of equipment, net of selling costs	117,688	102,088
Other	63	(328)
Net cash provided by (used in) investing activities	(1,600,092)	(118,028)
Cash flows from financing activities:
Issuance of preferred shares, net of underwriting discount	—	145,275
Purchases of treasury shares	—	(95,243)
Redemption of common shares for withholding taxes	(4,146)	(2,156)
Debt issuance costs	(31,502)	—
Borrowings under debt facilities	5,663,432	730,000
Payments under debt facilities and finance lease obligations	(4,490,788)	(801,044)
Dividends paid on preferred shares	(21,026)	(19,908)
Dividends paid on common shares	(76,317)	(72,964)
Other	—	(590)
Net cash provided by (used in) financing activities	1,039,653	(116,630)
Net increase (decrease) in cash, cash equivalents and restricted cash	$52,880	$181,911
Cash, cash equivalents and restricted cash, beginning of period	151,996	168,972
Cash, cash equivalents and restricted cash, end of period	$204,876	$350,883
Supplemental disclosures:
Interest paid	$106,182	$131,457
Income taxes paid (refunded)	$3,445	$216
Right-of-use asset for leased property	$1,453	$196
Supplemental non-cash investing activities:
Equipment purchases payable	$411,454	$46,569

Use of Non-GAAP Financial Items

We use the terms "Adjusted net income" and Return on equity throughout this press release.

Adjusted net income and Return on equity are not items presented in accordance with U.S. GAAP and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income.

Adjusted net income is adjusted for certain items management believes are not representative of our operating performance. Adjusted net income is defined as net income attributable to common shareholders excluding debt termination expenses net of tax, unrealized gains and losses on derivative instruments net of tax, and foreign and other income tax adjustments.

We believe that Adjusted net income is useful to an investor in evaluating our operating performance because this item:

•is widely used by securities analysts and investors to measure a company's operating performance;

•helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•is used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to Adjusted net income in the table below for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020 and for the six months ended June 30, 2021 and June 30, 2020.

Additionally, the calculation for return on equity is adjusted annualized earnings divided by average shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and believes it is useful for comparing the profitability of companies in the same industry.

TRITON INTERNATIONAL LIMITED Non-GAAP Reconciliations of Adjusted Net Income (In thousands, except per share amounts)

	Three Months Ended,			Six Months Ended,
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to common shareholders	$54,704	$129,325	$60,075	$184,029	$127,286
Add (subtract):
Unrealized loss (gain) on derivative instruments, net	—	—	12	—	282
Debt termination expense	89,485	—	—	89,485	24
State and other income tax adjustments	—	—	(85)	—	(85)
Tax benefit from vesting of restricted shares	—	(643)	—	(643)	(390)
Adjusted net income	$144,189	$128,682	$60,002	$272,871	$127,117
Adjusted net income per common share—Diluted	$2.14	$1.91	$0.86	4.06	1.80
Weighted average number of common shares outstanding—Diluted	67,282	67,217	69,536	67,238	70,698

TRITON INTERNATIONAL LIMITED Calculation of Return on Equity (In thousands)

	Three Months Ended,			Six Months Ended,
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Adjusted net income	$144,189	$128,682	$60,002	$272,871	$127,117
Annualized Adjusted net income (1)	578,340	521,877	240,667	550,265	255,631

Average Shareholders' equity (2)(3)	$2,170,698	$2,090,133	$1,974,600	$2,117,448	$2,025,479

Return on equity	26.6%	25.0%	12.2%	26.0%	12.6%
(1)Annualized Adjusted net income was calculated based on calendar days per quarter.
(2)Average Shareholders' equity was calculated using the quarter’s beginning and ending Shareholder’s equity for the three-month ended periods, and the ending Shareholder's equity from each quarter in the current year and December 31 of the previous year for the six-month ended periods.
(3)Average Shareholders' equity was adjusted to exclude preferred shares.